AMENDMENT TO THE MANAGEMENT AGREEMENT
This AMENDMENT dated 15 September 2016 to the MANAGEMENT AGREEMENT made as of the 11th day of August 2016 (the “Management Agreement”), among CERES MANAGED FUTURES LLC, a Delaware limited liability company (“CMF”), GLOBAL DIVERSIFIED FUTURES FUND L.P., a New York limited partnership (the “Partnership”) and PGR CAPITAL LLP, a United Kingdom limited liability partnership (“PGR” or the “Advisor”).
W I T N E S S E T H:
WHEREAS, CMF allocates, from time to time, a certain amount of the assets of the Partnership to the Advisor to trade pursuant to the Management Agreement; and
WHEREAS, with effect from September 1, 2016, the payment of any Incentive Fee earned by the Advisor, if any, shall be an annual payment, rather than a quarterly payment; and
WHEREAS, the Parties wish to amend the Management Agreement to reflect this change,
NOW, THEREFORE, the parties agree as follows:
1.          The text of Section 3(a) of the Management Agreement shall be deleted in its entirety and replaced by the following:
“In consideration of and as compensation for all of the services to be rendered by the Advisor to the Partnership under this Agreement, the Partnership shall pay the Advisor (i) an annual incentive fee (“Incentive Fee”) equal to 20% of New Trading Profits (as such term is defined below) earned by the Advisor for the Partnership and (ii) a monthly fee for professional management services (“Management Fee”) equal to 1% per year of the month-end Net Assets of the Partnership allocated to the Advisor (computed monthly by multiplying the Net Assets of the Partnership allocated to the Advisor as of the last Business Day of each month by 1% and dividing the result thereof by 12).  The first Incentive Fee, if any, shall be paid as of the end of the first calendar year after trading commences (the “Initial Payment Date”), which fee shall be based on New Trading Profits earned from commencement of trading by the Partnership through December 31, 2016.”

2.          The text of Section 3(c) of the Management Agreement shall be deleted in its entirety and replace by the following:

“New Trading Profits" shall mean the excess, if any, of Net Assets of the Partnership managed by the Advisor at the end of the fiscal period over Net Assets of the Partnership managed by the Advisor at the end of the highest previous fiscal period or Net Assets of the Partnership allocated to the Advisor at the date trading commences by the Advisor for the Partnership, whichever is higher, and as further adjusted to eliminate the effect on Net Assets of the Partnership resulting from new capital contributions, redemptions, reallocations or distributions, if any, made during the fiscal period decreased by interest or other income, not directly related to trading activity, earned on the Partnership's assets during the fiscal period, whether the assets are held separately or in margin accounts. Ongoing expenses shall be attributed to the Advisor pro-rata based on the Advisor's proportionate share of Net Assets of the Partnership. Ongoing expenses shall not include expenses of litigation not involving the activities of the Advisor on behalf of the Partnership. Interest income earned, if any, shall not be taken into account in computing New Trading Profits earned by the Advisor. If Net Assets of the Partnership allocated to the Advisor are reduced due to redemptions, distributions or reallocations (net of additions), there shall be a corresponding proportional reduction in the related loss carryforward amount that must be recouped before the Advisor is eligible to receive another Incentive Fee.”

3.          The text of Section 3(d) of the Management Agreement shall be deleted in its entirety and replaced by the following:

“Annual Incentive Fees and monthly Management Fees shall be paid within twenty (20) business days following the end of the period for which such fee is payable.  In the event of the termination of this Agreement as of any date which shall not be the end of a calendar year or a calendar month, as the case may be, the annual Incentive Fee shall be computed as of the effective date of termination and the monthly Management Fee shall be prorated to the effective date of termination.  If, during any month, the Partnership does not conduct business operations as a result of action or inaction by the Advisor or the Advisor is unable to provide the services contemplated herein as a result of action or inaction by the Advisor for more than two successive business days, the monthly Management Fee shall be prorated by the ratio which the number of business days during which CMF conducted the Partnership’s business operations or utilized the Advisor’s services bears in the month to the total number of business days in such month.”

4.          In all other respects the Management Agreement remains unchanged and of full force and effect.

5.          This Amendment, together with any documents referred to herein, constitutes the whole agreement between the parties relating to the subject matter of this Amendment and supersedes and extinguishes any prior drafts, agreements, undertakings, representations, warranties and arrangements of any nature, whether in writing or oral, relating to such subject matter.
6.          This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute the same agreement.

7.          This Amendment shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, this Amendment has been executed for and on behalf of the undersigned as of the 15 day of September 2016.

CERES MANAGED FUTURES LLC

By /s/ Patrick T. Egan
Patrick T. Egan
President & Director

GLOBAL DIVERSIFIED FUTURES FUND L.P.

By: Ceres Managed Futures LLC, its general partner

By /s/ Patrick T. Egan
Patrick T. Egan
President & Director

PGR CAPITAL LLP

By /s/ Casey Grylls
Name: Casey Grylls
Title: Partner

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